PHILADELPHIA CONSOLIDATED HOLDING CORP.
FIRST QUARTER RESULTS
MARCH 31, 2006
APRIL 25, 2006 PRESS RELEASE
Bala Cynwyd, PA — Philadelphia Consolidated Holding Corp. (PHLY-NASDAQ) today reported net income for the quarter ended March 31, 2006 increased 10.3% to $50.3 million ($0.70 diluted earnings per share and $0.73 basic earnings per share) from $45.6 million ($0.64 diluted earnings per share and $0.68 basic earnings per share) for the quarter ended March 31, 2005. After-tax net realized investment gains (losses) were $(0.3) million of losses for the quarter ended March 31, 2006 ($0.00 diluted loss per share) versus $7.0 million of gains ($0.10 diluted earnings per share) for the quarter ended March 31, 2005. Gross written premiums increased 15.0% to $328.0 million from $285.1 million for the quarter ended March 31, 2005, and the combined ratio for the quarter was 79.7% versus 80.4% for the quarter ended March 31, 2005. The Company’s book value per share at March 31, 2006 increased 6.2% to $12.52 from $11.79 at December 31, 2005.
James J. Maguire, Jr. CEO said, “In the first quarter, we continued to demonstrate the fundamental strength of our franchise by growing gross premiums 15%, while having a combined ratio of 79.7%. We saw new business opportunities across all business segments, and renewal retention levels remained in the mid 90 percent range. Although competitive in certain areas, pricing levels remain adequate across all lines of business. I believe that with continued execution of our core business principles, we will continue to have outstanding results from our operations.”
The Company will hold its quarterly conference call to discuss first quarter 2006 results today at 3:00 PM EDT. The call is being webcast and may be accessed at the Company’s web site at www.phly.com. The dial-in phone number for the conference call is (800) 915-4836.
Forward-Looking Information
This release may contain forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of the Company’s liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophe losses; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and

Press Release
April 25, 2006

willingness of the Company’s reinsurers to pay; (ix) future terrorist attacks; (x) the outcome of the Securities and Exchange Commission’s industry-wide investigation relating to the use of non-traditional insurance products, including finite risk reinsurance arrangements; and (xi) the outcome of industry-wide investigations being conducted by various insurance departments, attorneys-general and other authorities relating to the use of contingent commission arrangements. The Company does not intend to publicly update any forward looking statement, except as may be required by law.
Philadelphia Insurance Companies is a specialty niche Company which markets and underwrites property and casualty insurance products through 38 proprietary underwriting offices across the U.S. of A. For more information about our Company or to review our 2005 annual report, visit our web site at www.phly.com.

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	As of
	March 31, 2006	December 31,
	(Unaudited)	2005
ASSETS
INVESTMENTS:
FIXED MATURITIES AVAILABLE FOR SALE AT MARKET (AMORTIZED COST $1,841,899 AND $1,778,215)	$1,808,325	$1,761,530
EQUITY SECURITIES AT MARKET (COST $215,567 AND $160,926)	236,310	173,455

TOTAL INVESTMENTS	2,044,635	1,934,985

CASH AND CASH EQUIVALENTS	115,479	74,385
ACCRUED INVESTMENT INCOME	18,129	18,095
PREMIUMS RECEIVABLE	264,319	286,778
PREPAID REINSURANCE PREMIUMS AND REINSURANCE RECEIVABLES	327,953	396,248
DEFERRED INCOME TAXES	40,683	31,893
DEFERRED ACQUISITION COSTS	134,495	129,486
PROPERTY AND EQUIPMENT, NET	23,896	23,886
OTHER ASSETS	24,654	32,070

TOTAL ASSETS	$2,994,243	$2,927,826

LIABILITIES AND SHAREHOLDERS’ EQUITY
POLICY LIABILITIES AND ACCRUALS:
UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	$1,270,631	$1,245,763
UNEARNED PREMIUMS	641,882	631,468

TOTAL POLICY LIABILITIES AND ACCRUALS	1,912,513	1,877,231
FUNDS HELD PAYABLE TO REINSURER	—	39,221
PREMIUMS PAYABLE	60,783	58,839
OTHER LIABILITIES	147,544	136,039

TOTAL LIABILITIES	2,120,840	2,111,330

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
PREFERRED STOCK, $.01 PAR VALUE, 10,000,000 SHARES AUTHORIZED, NONE ISSUED AND OUTSTANDING	—	—
COMMON STOCK, NO PAR VALUE, 100,000,000 SHARES AUTHORIZED, 69,782,270 AND
69,266,016 SHARES ISSUED AND OUTSTANDING	344,381	332,757
NOTES RECEIVABLE FROM SHAREHOLDERS	(6,617)	(7,217)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(8,340)	(2,702)
RETAINED EARNINGS	543,979	493,658

TOTAL SHAREHOLDERS’ EQUITY	873,403	816,496

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,994,243	$2,927,826

2005 share information restated to reflect a three-for-one split of the Company’s common stock distributed on March 1, 2006.

PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(Unaudited)

	For the Three Months
	Ended March 31,
	2006	2005
REVENUE:
NET EARNED PREMIUMS	$276,546	$236,755
NET INVESTMENT INCOME	20,062	13,491
NET REALIZED INVESTMENT GAIN (LOSS)	(394)	10,798
OTHER INCOME	491	480

TOTAL REVENUE	296,705	261,524

LOSSES AND EXPENSES:
LOSS AND LOSS ADJUSTMENT EXPENSES	162,024	154,464
NET REINSURANCE RECOVERIES	(18,359)	(27,993)

NET LOSS AND LOSS ADJUSTMENT EXPENSES	143,665	126,471
ACQUISITION COSTS AND OTHER UNDERWRITING EXPENSES	77,017	63,948
OTHER OPERATING EXPENSES	2,332	3,939

TOTAL LOSSES AND EXPENSES	223,014	194,358

INCOME BEFORE INCOME TAXES	73,691	67,166

INCOME TAX EXPENSE (BENEFIT):
CURRENT	29,124	24,275
DEFERRED	(5,754)	(2,680)

TOTAL INCOME TAX EXPENSE	23,370	21,595

NET INCOME	$50,321	$45,571

PER AVERAGE SHARE DATA:
BASIC EARNINGS PER SHARE	$0.73	$0.68

DILUTED EARNINGS PER SHARE	$0.70	$0.64

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING	69,377,774	67,273,227
WEIGHTED-AVERAGE SHARE EQUIVALENTS OUTSTANDING	2,982,230	4,310,019

WEIGHTED-AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	72,360,004	71,583,246

2005 share information restated to reflect a three-for-one split of the Company’s common stock distributed on March 1, 2006.